                                                               EXHIBIT 99
                                                               ----------

                         DISTRIBUTION REINVESTMENT PLAN



1.       Definitions
         -----------
                 The following terms when used herein shall have the following definitions:

                 "Agent" shall mean any dividend reinvestment agent as from time to time may be appointed by the Trust as agent to administer the Plan.
The Trust has appointed Society National Bank, a KeyCorp Bank, as Agent for the Plan.

                 "Authorization Form" shall mean such authorization form as the Trust or the Agent may from time to time or upon request furnish shareholders and which shall be returned to the Agent by such shareholders to indicate their election to participate in specified portions of the Plan.

                 "Distribution Payment Date" shall mean the date on which distributions are paid on Trust Shares. These dates usually occur in the fourth week of March, June, September and December.

                 "Investment Date" shall mean the same date as the Distribution Payment Date as indicated above.

                 "New York Stock Exchange" shall mean the New York Stock Exchange, Inc. or any successor institution on which the Shares are listed.

                 "Participant" shall mean any Trust shareholder who has returned a properly completed Authorization Form to the Trust or the Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Trust.

                 "Plan" shall mean this Distribution Reinvestment Plan.

                 "Shares" shall mean Shares of Beneficial Interest, $1.00 par value, of the Trust.

                 "Trust" shall mean EastGroup Properties.

2.       Purpose
         -------
                 The purpose of this Plan is to enable Trust shareholders to have all or part of their Share distributions automatically reinvested in additional Shares of the Trust. Because Shares acquired under the Plan will be purchased directly from the Trust, no brokerage commissions or other fees will be incurred by Participants in making the purchases.

3.       Eligibility for Participation in the Plan
         -----------------------------------------

                 All shareholders of record of the Trust's Shares are automatically eligible to participate in the Plan and may do so by completing and returning to the Trust or the Agent the Authorization Form furnished to them by the Trust or the Agent. Beneficial owners of Shares which are registered in names other than their own (e.g., in the name of a broker, bank or other nominee) who want to participate, must either make appropriate arrangements with their broker, bank or other nominee, or have their Shares transferred into their own names. Although the Shares are not registered in their own names, the Trust may permit participants in its employee benefits plan to participate in the Plan on such terms and conditions as the Trust may from time to time establish for such purposes. The Trust reserves the right to refuse to permit a broker, bank or other nominee to participate in the Plan if the terms of such participation would in the Trust's judgment result in excessive cost or burden on the Trust.

4.       Administration of the Plan
         --------------------------

                 The Agent shall administer the Plan and the Trust shall pay all the costs of such administration. The Agent will maintain records and perform such other duties as may be required. In addition, the Agent will send to each Participant (a) after each distribution reinvestment, a statement which will show the amount of the distribution, the purchase price per Share, the number of Shares purchased, the total number of certificated and noncertificated Shares owned by the Participant and the total number of Shares owned by the Participant, and (b) annual and semi-annual reports to shareholders, proxy statements and income tax information for reporting distributions. Shares purchased by a Participant through reinvested distributions will be credited to the Participant's plan account. Upon request of the Participant, the Agent will furnish certificates for Shares in the Participant's plan account. No certificates will be issued for fractional shares but the market value thereof will be paid in cash to a requesting Participant.

                 The Agent will have the responsibility for furnishing certificates for Shares and any cash payment in lieu of fractional shares owned by a Participant upon request or termination of participation by the Participant.

5.       Reinvestment of Distributions
         -----------------------------

                 Participants may elect to have distributions on all or part of their Shares automatically reinvested by completing the Authorization Form to that effect and returning it to the Agent. Reinvestment of distributions shall commence with distributions paid on the next Distribution Payment Date following receipt of the Authorization Form provided it is received before the record date for the distribution. Should an Authorization Form be received by the Agent on or after the record date, distribution reinvestment will commence with the following distribution. The price at which Shares shall be purchased by reinvested distributions on each Distribution Payment Date shall be the average of the high and low sales prices of the Shares as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions, on that Distribution Payment Date, or if no such transactions are reported on such date, then on the next preceding date when such Shares have been sold. If The Wall Street Journal is not published on a Distribution Payment Date, the Trust may determine the price of the Shares by reference to The New York Times or by any other appropriate method.

6.       Calculation of Shares Purchased
         -------------------------------

                 The number of Shares purchased, including fractional Shares rounded to four decimal places, shall be determined by dividing the amount of the distributions reinvested by the purchase price per Share.

7.       Modification or Termination of Participation
         --------------------------------------------

                 Participants may modify participation in the distribution reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of Shares with which they wish to participate. Participants may terminate participation in the distribution reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect. Any notice is effective only upon receipt. If such notice is received by the Agent before any record date for distribution payment, the Agent will modify or terminate the reinvestment of the Participant's distributions under the Plan as of that Distribution Payment Date. In order to reenter the Plan after termination, the shareholder must complete a new Authorization Form.
Upon termination of participation in the Plan, the Agent will send the Participant a certificate for Shares and cash for any fractional Shares, as provided herein.

                 The Agent shall terminate the Participant's plan account upon receipt of written notice of the Participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all Shares in the Participant's plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Shares.

8.       Termination Fee.
         ----------------

                 A service charge of $5.00 will be charged by the Agent and deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan.

9.       Certificates for Purchased Shares
         ---------------------------------

                 A shareholder who has purchased Shares under the Plan and wishes to obtain certificates for those Shares may do so by notifying the Agent in writing to that effect. However, no certificate will be issued for fractional Shares. The market value of any fractional Shares will be paid in cash to a shareholder requesting a certificate for all his noncertificated Shares.

10.      Certificate Safekeeping
         -----------------------

                 The Agent will provide certificate safekeeping. Participants will be charged $5.00 for each transaction involving the putting of one or more certificates into safekeeping.

11.      Stock Splits or Stock Distributions
         -----------------------------------

                 Any distributions of Shares resulting from stock splits or dividends will be credited to a Participant's plan account.

12.      Voting
         ------

                 All Shares credited to a Participant's plan account under the Plan shall be voted by the Participant. If on the record date for a meeting of shareholders there are Shares credited to the plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Shares, including Shares credited to the Participant's plan account. If the Participant returns an executed proxy to the Agent, the Shares will be voted as directed with respect to all of Participant's Shares (including any fractional Shares), or the Participant may vote all of the Shares in person at the meeting. In the absence of any such direction or attendance at the meeting, such Shares will not be voted by the Agent.

13.      Liability
         ---------

                 Neither the Trust, the Agent, nor any agent for either, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant's participation in the Plan upon the Participant's death.

14.      Tax
         ---

                 It is understood that the automatic reinvestment of dividends under this Plan does not relieve the Participant of any income tax liability arising as a result of such distributions. The Plan will report to each Participant the amount of dividends credited to the Participant's account.

15.      Termination, Suspension or Modification
         ---------------------------------------

                 The Trust reserves the right to modify, suspend or terminate the Plan at any time by written instrument.

16.      Check or Drafts
         ---------------

                 The Participant shall have no right to draw checks or drafts against the Participant's plan account or to give instructions to the Agent in respect of any Shares held therein except as expressly provided herein.

17.      Compliance with Applicable Law and Regulations
         ----------------------------------------------

                 The Trust's obligation to offer, issue or sell its Shares hereunder shall be subject to the Trust's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Shares. The Trust may elect not to offer or sell its Shares hereunder to shareholders residing in any jurisdiction where, in the sole discretion of the Trust, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

18.      Notices
         -------

                 Any notice or request required or permitted to be given to the Agent by a Participant shall be in writing and delivered to the Agent at its Corporate Trust Division, P.O. Box 92564, Cleveland, Ohio 44197, by first-class mail, postage prepaid. Notices to the Participant may be given by the Agent by first-class mail, postage prepaid, addressed to the Participant at his or her last known address as reflected by the records of the Agent. The Participant agrees to notify the Agent promptly in writing of any change of address.

19.      Governing Law
         -------------

                 This Plan shall be governed by and construed in accordance with the laws of the State of Maryland.